Exhibit 10.2

TIVO CORPORATION
EXECUTIVE SEVERANCE AND ARBITRATION AGREEMENT

THIS EXECUTIVE SEVERANCE AND ARBITRATION AGREEMENT (the “Agreement”) is made and entered into as of May 31, 2019 by and between TiVo Corporation, a Delaware corporation (the “Company”) and Dave Shull (“Executive”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Executive’s offer letter agreement with the Company (the “Offer Letter”).

WHEREAS, to induce Executive to enter into and remain in the employ of the Company, and for other good and valuable consideration, the Board has recommended and authorized the Company to enter into a severance agreement in the form hereof with Executive.

NOW, THEREFORE, the Company and Executive agree as follows:

1.	Payment of Severance Benefit.

(a)    Severance for Qualifying Termination. In the event that (a) Executive’s employment is terminated by the Company or a Subsidiary (as hereinafter defined) without Cause (as hereinafter defined) and other than as a result of Executive’s death or Disability, or (b) Executive does not become the Chief Executive Officer of either of the parent companies holding the Company’s Product business or IP Licensing business at the completion of the separation contemplated by the Company’s announcement on May 9, 2019, or (c) Executive voluntarily terminates his employment with the Company and its Subsidiaries with Good Reason (as hereinafter defined), and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Executive’s obligations below, Executive shall be entitled to receive, in addition to Executive’s Base Salary accrued (and unpaid) through Executive’s last day of employment and all incurred but unreimbursed business expenses through the date of Executive’s Separation from Service that are reimbursable in accordance with the Company’s then-current reimbursement policy, the following (collectively, the “Severance Benefits”):

(i)    An amount equal to 100% of Executive’s annual Base Salary in effect on the date of such termination (without giving effect to any change of pay triggering a Good Reason resignation), with such amount to be paid in installments, pursuant to the Company’s regularly scheduled payroll periods, over the 12-month period following Executive’s Separation from Service; provided, however, that the first such installment will be paid on the 90th day following Executive’s Separation from Service and will include the amount of any such installments that Executive would have received on or prior to such 90th day under the original schedule but for the delay while waiting for such 90th day, and the balance of such installments will be paid as originally scheduled.

(ii)    Annual Incentive Payments.

(A) If Executive’s termination occurs prior to the end of six months from Executive’s Start Date, no Annual Incentive.

(B) If Executive’s termination occurs six months or more from Executive’s Start Date, a prorated Annual Incentive under the EIP for the fiscal year in which the termination occurred equal to (x) the amount of the Annual Incentive for such fiscal year (as determined by the Compensation Committee based on achievement of the applicable performance goal(s)), multiplied by (y) a fraction, the numerator of which is the number of days Executive is employed by the Company or a Subsidiary during such fiscal year and the denominator of which is the total of days during such fiscal year, with such amount to be paid in a lump sum at the same time other senior executives are paid Annual Incentives, but in no event later than March 15th of the year following such fiscal year. For clarity, if the termination occurs after the end of a fiscal year and before the bonus for that year has been paid, (i) Executive shall remain eligible for such prior year’s bonus and the fraction for such prior year shall equal 1.0 (unless reduced by operation of either the Proration Factor set forth in the EIP or the pro ration for partial year served specified in Executive’s Offer Letter), and (ii) Executive shall otherwise remain eligible for a pro rated bonus for the year of actual termination as provided in this paragraph.

(iii)     Welfare Benefits. The Welfare Benefits described in Section 2(a) below.

(b)    Notwithstanding anything to the contrary in this Agreement, the transfer of Executive’s employment from the Company to a Subsidiary (or to an entity of which the Company is a Subsidiary) or from a Subsidiary to the Company or to another Subsidiary (or to an entity of which the Company is a Subsidiary), by itself, shall not be considered a termination of Executive’s employment, provided that (i) the transfer is done pursuant to the assignment provisions of the Offer Letter and (ii) Executive remains the Chief Executive Officer of the Company.

(c)    For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) conviction of any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or a Subsidiary; (ii) engaging in a fraudulent act to the material damage or prejudice of the Company or a Subsidiary or engaging in misconduct materially damaging to the property, business or reputation of the Company or a Subsidiary; (iii) failure to comply in any material respect with the terms of any applicable employment agreement or any written policies or willful failure to comply in any material respect with directives of the Board, in each case where there is an immediate and materially adverse effect on the Company or a Subsidiary and which has not been corrected within 30 days after written notice from the Company to Executive describing of such failure; (iv) any material act or omission involving willful misconduct or gross negligence in the performance of employment duties which has an immediate and materially adverse effect on the Company or a Subsidiary and which has not been corrected within 30 days after written notice from the Company describing the alleged acts by Executive; (v) material breach of any other agreement with the Company, which has an immediate and materially adverse effect on the Company or a Subsidiary and which has not been cured within 30 days after written notice from the Company describing such breach; or (vi) engaging in substance abuse which impacts the performance of Executive’s duties and which has not been corrected within 30 days after written notice from the Company describing such performance issues (provided that the Company shall only be required to provide two such written notices prior to terminating Executive for Cause under this subpart (vi)).

(d)    For purposes of this Agreement, “Disability” means Executive has been unable to substantially perform his regular employment obligations under the Offer Letter for more than 120 days in any consecutive 365 day period, after being provided reasonable accommodation, due to a mental or physical illness, accident or incapacity. A Disability termination shall occur upon written notice from the Company given when Executive is Disabled. Notwithstanding any other provision hereof, nothing in the definition of Disability herein shall be deemed to affect the Company’s ability to terminate Executive for “Cause” in the event of substance abuse (subject to the notice and cure provisions of the Cause definition related thereto).

(e)    For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s prior written consent: (i) a material diminution in Executive’s authority, duties or responsibilities; (ii) the assignment to Executive of any duties or responsibilities that are materially inconsistent with those of a Chief Executive Officer or Executive’s authority, duties or responsibilities; (iii) a 10% or greater diminution in Executive’s base salary; (iv) a relocation of Executive’s principal place of employment to a new work site requiring an increase in one-way commute from Executive’s residence of more than 35 miles; (v) the Compensation Committee’s failure to make any awards specified in the Offer Letter that are subject to the Compensation Committee’s approval; or (vi) the Company’s material breach of this Agreement or the Offer Letter, which has not been cured within 30 days after written notice from Executive of such breach.  Within 30 days of the initial occurrence of any of the events listed in this section, Executive must provide written notice to the Company of the occurrence of the event, and the Company shall have 30 days following receipt of such notice during which it may remedy the condition.  If such event is not remedied by the Company within such 30-day period, Executive’s termination must be effective not later than 30 days thereafter.  If (i) Executive fails to give such notice within the 30-day period or (ii) the Company remedies the condition within the 30-day period or (iii) Executive does not terminate his or her employment following an unremedied condition within 30 days after the Company’s remedy period, then the occurrence of such event shall not constitute Good Reason.

(f)    For purposes of this Agreement, “Subsidiary” means (i) any corporation, foreign or domestic, in which the Company directly or indirectly owns 50% or more of the issued and outstanding voting stock on an “as converted basis” or (ii) any partnership, foreign or domestic, in which the Company owns a direct or indirect interest equal to 50% or more of the outstanding equity interests.

(g)    The Severance Benefits are conditional upon, as applicable: (a) Executive continuing to comply with Executive’s obligations under his Proprietary Information, Inventions and Ethics Agreement during the period of time in which Executive is receiving the Severance Benefits; (b) Executive delivering to the Company an effective, general release of claims in favor of the Company in substantially the form attached hereto as Exhibit A within 60 days following Executive’s Separation from Service, provided that the Company may modify the form of such release to comply with applicable law and in that event (modifying the form to comply with applicable law) shall determine the form of such release; and (c) Executive’s resignation from the Board, to be delivered and effective no later than 48 hours after the date of Executive’s termination of employment (or, if later, such later date as requested by the Board).

(h)    Notwithstanding any other provision of this Agreement, in the event that the Offer Letter and this Agreement are signed and not revoked or attempted to be revoked by the Company, and Executive either (i) fails to meet the conditions to employment set forth in the section of the Offer Letter entitled “Other Agreements/Policies”, or (ii) fails to commence employment with the Company on the Start Date, this Agreement and the Offer Letter shall be null and void and no benefits of any kind shall be payable hereunder or thereunder.

2.	Welfare Benefits.

(a)    During the period that the Company is obligated to pay Executive severance pay pursuant to Section 1(a) above (i.e., the 12-month period following Executive’s Separation from Service) or, if sooner, until Executive becomes entitled to Welfare Benefits (as defined below) under any plan maintained by any entity employing Executive after Executive’s employment with the Company or a Subsidiary terminates, the Company shall provide to Executive (and his/her spouse and other qualified dependents) all Welfare Benefits that Company provided to Executive (and his/her spouse and qualified dependents) immediately prior to Executive’s termination. For purposes of this Agreement, the term “Welfare Benefits” shall include, without limitation, all life, dental, vision, health, accident and disability benefit plans, other similar welfare plans, and any equivalent successor policy, plan, program or arrangement that may now exist or be adopted hereafter by the Company or a Subsidiary that provide reasonably equivalent Welfare Benefits in the aggregate as the predecessor policy, plan, program or arrangement (and which policies, plans, programs or arrangements may be freely modified or cancelled at any time by the Company or a Subsidiary). Notwithstanding the foregoing, with respect to any Welfare Benefits provided through an insurance policy, the Company’s obligation to provide such Welfare Benefits following Executive’s termination shall be limited by the terms of such policy; provided, however, that (i) the Company shall make reasonable efforts (which efforts shall not include incurring additional cost) to amend such policy to provide the continued coverage described in this Section 2(a) and (ii) if such policy is not amended to provide the continued coverage described in this Section 2(a), the Company shall pay Executive the lesser of an amount equal to what Executive’s COBRA premiums would have been or Executive’s cost of comparable replacement coverage.

(b)    If, prior to Executive’s termination, Executive was required to contribute towards the cost of a Welfare Benefit as a condition of receiving such Welfare Benefit, Executive may be required to continue contributing towards the cost of such Welfare Benefit under the same terms and conditions as applied to Executive immediately prior to such termination in order to receive such Welfare Benefit.

(c)    In the event that the Company is required to provide continuation of medical insurance coverage under COBRA (as defined below), then subject to Executive’s timely election of continued medical insurance coverage in accordance with the applicable provisions of state and federal law (commonly referred to as “COBRA”), the Company will pay Executive’s COBRA premium payments sufficient to continue Executive’s group coverage at its then current level (including dependent coverage, if applicable) (the “COBRA Payments”) until the earlier of (i) the duration of the period in which Executive and Executive’s eligible dependents are enrolled in such COBRA coverage (and not otherwise entitled to coverage by another employer’s group health plan) and (ii) 12 months following the date of Separation from Service. If the Company’s health plan is self-insured as opposed to fully insured, the amount of any COBRA Payments paid by the Company shall be treated as taxable income to Executive.

3.    Other Employee Benefits. The benefits provided to Executive hereunder shall not be affected by or reduced because of any other benefits (including, but not limited to, salary, bonus, pension, stock option or stock purchase plan) to which Executive may be entitled by reason of his or her employment with the Company or any Subsidiary or the termination of his or her employment with the Company or a Subsidiary, and no other such benefit by reason of such employment shall be so affected or reduced because of the benefits bestowed by this Agreement. Notwithstanding the foregoing, if Executive qualifies for severance pay under Section 1 of this Agreement, such severance pay will be in lieu of, and not in addition to, any other severance or other termination payments to which Executive may be entitled under any other plan of, or arrangement with, the Company.

4.    Withholding. All amounts payable by the Company hereunder shall be subject to all federal, state, local and other withholdings and employment taxes as required by applicable law.

5.    No Solicitation of Employees. Executive hereby agrees that for a period of one year following the termination of Executive’s employment by or contractual relationship with the Company, for whatever reason, Executive will not directly or indirectly solicit, induce or influence any person who is engaged as an employee or otherwise by the Company or its Subsidiaries to seek employment with any other business, other than through general advertising not specifically targeted at such person, nor will Executive provide any information regarding employees of the Company or its Subsidiaries for the purpose of directly or indirectly soliciting, inducing or influencing an employee of the Company or its Subsidiaries to seek employment with any other business, including without limitation name, e-mail address, telephone or fax numbers, job titles or compensation information, to the extent not publicly available, to any third party without the prior written consent of the Company, provided that, nothing herein shall prohibit Executive from serving as an employment reference upon request.  Executive acknowledges that such information is proprietary to the Company and that providing such information for any unauthorized purpose, including without limitation the direct or indirect solicitation of such employees for employment, is strictly prohibited, and Executive further acknowledges that violation of this provision would result in damage to the Company for which Executive may be held personally liable, and Executive agrees that should Executive violate this provision, the Company may obtain injunctive relief as well as actual, incidental, or punitive damages, if appropriate.

6.    Arbitration of Claims. The following arbitration provisions shall apply to any claim brought by Executive or the Company after the date of this Agreement even if the facts upon which the claim is based arose prior to the execution of this Agreement.

(a)    Claims Covered by this Agreement. To the maximum extent permitted by law, the Company and Executive mutually consent to the resolution by arbitration of all claims or causes of action that the Company may have against Executive or that Executive may have against the Company or against its officers, directors, employees, or agents in the capacity as such or otherwise (collectively “claims”). The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual harassment, or any type of unlawful harassment, religion, national origin, age, marital status, medical condition, disability or sexual orientation); claims for wrongful termination in violation of public policy; and claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1969, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment & Housing Act, the California Labor Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Fair Labor Standards Act or Employee Retirement Income Security Act.

(b)    Claims Not Covered by the Agreement. Any claims not subject to arbitration under Section 6(a) above shall be subject to the Company’s Arbitration Policy as in effect from time to time; provided that, as to claims by either party for injunctive and/or other equitable relief, the parties understand and agree that either party may seek and obtain relief from a court of competent jurisdiction.

(c)     Required Notice of All Claims. The Company and Executive agree that the aggrieved party must give written notice of any claim to the other party. Written notice to the Company, or its officers, employees or agents shall be sent to the Chairman of the Company’s Board of Directors. Executive will be given notice at the last address recorded in his/her personnel file or such other address as Executive may provide to the Company from time to time following the date of this Agreement by a writing specifying that it is the address for notice under this Agreement. The written notice shall identify and describe the nature of all claims asserted and detail the facts upon which such claims are based. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

(d)    Arbitration Procedures. The Company and Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with and under the auspices and the Employment Arbitration Rules of the American Arbitration Association (hereinafter the “Arbitration Service”). The arbitration shall take place in Santa Clara County, California, unless the parties mutually agree to conduct the arbitration in a different location. The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on a neutral arbitrator, Executive first, and then the Company, will alternately strike names from a list provided by the Arbitration Service until only one name remains. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitrator shall apply the applicable statute of limitations to any claim, taking into account compliance with subparagraph paragraph 6(c) of this Agreement. The arbitrator shall issue a written opinion and award, which shall be signed and dated. The arbitrator shall be permitted to award those remedies that are available under applicable law. The arbitrator’s decision regarding the claims shall be final and binding upon the parties. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof.

(e)    Acknowledgment of Jury Trial Waiver. Executive and the Company understand that, by this Agreement, Executive and the Company is each waiving his or its right, as applicable, to have a claim adjudicated by a court or jury. Any party may be represented by an attorney or other representative selected by the party.

(f)    Arbitration Fees and Costs; Attorneys’ Fees. Executive will be required to pay an arbitration fee to initiate the arbitration equal to what he/she would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner.

(g)    Requirements for Modification or Revocation. This agreement to arbitrate shall survive the termination of Executive’s employment with the Company. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement.

(h)    Consideration. Executive understands that the provisions for severance pay as set forth herein and his or her continued employment with the Company are consideration for his/her acceptance of these arbitration provisions. In addition, the promises by the Company and by Executive to arbitrate claims, rather than litigate them before courts or other bodies, provide consideration for each other.

(i)    Violation of this Agreement. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim required to be arbitrated under this Agreement or pursue any arbitral dispute by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

7.    Entire Agreement; Effect of Prior Agreements. This is the complete agreement of the parties on the subjects set forth herein, including severance pay and arbitration of disputes. This Agreement, and the Offer Letter, supersede any prior or contemporaneous oral or written understanding on such subjects. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement. In the event of a conflict between any of the terms of this Agreement and any of the terms of (i) any of the agreements related to any equity awards granted to Executive, or (ii) the Offer Letter, the terms of this Agreement shall prevail. Without limiting the generality of the foregoing, the arbitration provisions of the arbitration policy, if any, accompanying the Offer Letter shall be superseded by the arbitration provisions set forth in this Agreement.

8.    Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”) (“Section 409A”) provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions and shall otherwise be interpreted to comply with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any reimbursement of expenses or in-kind benefits provided to Executive under this Agreement are subject to the provisions of Section 409A: (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within sixty (60) days after the expense is incurred, (b) any such reimbursements will be paid as soon as administratively practicable in accordance with the Company’s timing for expense reimbursement (but in all cases no later than December 31 of the year following the year in which the expense was incurred in order to maintain compliance with Section 409A), (c) the amount of expenses eligible for such expense reimbursement or the in-kind benefits provided during a taxable year of Executive shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, and (d) the right to reimbursement or to in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9.    Amendment. This Agreement may not be amended without the prior written consent of both Executive and the Company.

10.    No Right to Continued Employment. This Agreement does not constitute a contract of employment, does not change the status of Executive’s employment and does not change the Company’s policies regarding termination of employment. Nothing in this Agreement shall be deemed to give Executive the right to be retained in the service of the Company or to deny the Company any right it may have to discharge or demote Executive at any time. No provision of this Agreement shall in any way limit, restrict or prohibit Executive’s right to terminate employment with the Company or leave his position as a senior executive.

11.    Severability. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, or, if it is not possible to so adjust such provision, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and all other provisions of the Agreement shall be valid and enforceable to the fullest extent possible.

12.	Successors.

(a)The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)    This Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date set forth in the first paragraph hereof.

TIVO CORPORATION                    EXECUTIVE

By: _/s/ James E. Meyer___________________        By: _/s/ Dave Shull____________________

Name: James E. Meyer, Board Chairman            Name:    Dave Shull

Exhibit A
Release of Claims